EXHIBIT 99.1

Curtiss-Wright Reports Second Quarter and Six Months 2013 Financial Results

Company Reports Second Quarter Net Sales Up 17% and Diluted EPS of $0.70 Up 46%; Raises Full-Year Operating Income, Diluted EPS and Free Cash Flow Guidance

PARSIPPANY, N.J., July 31, 2013 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the second quarter and six months ended June 30, 2013. The Company also increased the range of its FY2013 guidance for operating income to $232-$240 million, diluted earnings per share to $2.75-$2.85, and free cash flow to $100-$110 million.

All figures presented below, unless stated otherwise, reflect results from continuing operations and exclude the impact of the first quarter 2012 sale of the heat treating business.

Second Quarter 2013 Operating Highlights from Continuing Operations

  Net sales increased 17% to $618 million from $526 million in 2012;
  Operating income increased 43% to $58 million from $41 million in 2012;
  Operating margin increased 170 basis points to 9.4%, compared to 7.7% in the prior year period; excluding recent acquisitions, operating margin improved 260 basis points to 10.3%;
  Net earnings increased 46% to $33 million, or $0.70 per diluted share, from $23 million, or $0.48 per diluted share, in 2012;
  New orders totaled $603 million, up 24% from 2012, primarily led by the most recent acquisitions, as well as higher demand in the naval defense market supporting the Virginia Class submarine program;
  Free cash flow was $45 million, compared to $2 million in the prior year period, due to higher cash from operating activities; and
  The Company's seven most recent acquisitions -- AP Services, LLC, Cimarron Energy, Inc., Exlar Corporation, F.W. Gartner Thermal Spraying, Ltd., PG Drives Technology, Phönix Group and Williams Controls, Inc -- contributed $103 million to net sales, $5 million to operating income, 90 basis points of dilution to operating margin, and $0.01 to diluted earnings per share during the second quarter.

Six Months 2013 Operating Highlights from Continuing Operations

  Net sales increased 18% to $1.21 billion from $1.03 billion in 2012;
  Operating income increased 26% to $96 million from $76 million in 2012;
  Operating margin increased 50 basis points to 7.9%, compared to 7.4% in the prior year period; excluding recent acquisitions, operating margin improved 150 basis points to 8.9%;
  Net earnings increased 27% to $54 million, or $1.14 per diluted share, from $43 million or $0.90 per diluted share, in 2012; excluding acquisitions, net earnings increased 32% to $56 million, or $1.19 per diluted share;
  New orders totaled $1.2 billion, up 22% from 2012, primarily from the most recent acquisitions. At June 30, 2013, backlog was approximately $1.7 billion and our book-to-bill was approximately 1.0x;
  Free cash flow was $29 million, compared to a net cash outflow of $22 million in the prior year period, due to higher cash from operating activities and lower capital expenditures; and
  The Company's seven most recent acquisitions contributed $193 million to net sales, $5 million to operating income, 100 basis points of dilution to operating margin, and reduced diluted earnings per share by $0.05 during the first six months.

"We are pleased with our solid second quarter performance, generating diluted earnings per share of $0.70, which once again was led by operating income growth in our organic businesses as well as our recent acquisitions," said Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation.

"We produced strong second quarter operating income growth of 43% that significantly exceeded our 17% sales growth, driven by double-digit gains across all three segments. This sales growth is primarily based on contributions from our recent acquisitions and expansion in our commercial markets. We also succeeded in expanding our organic operating margin by 260 basis points as we continue to focus on improving profitability and generating operating margin expansion."

Second Quarter 2013 Operating Results

Sales

Sales of $618 million in the second quarter of 2013 increased $91 million, or 17%, compared to the prior year period, most of which was generated by our recent acquisitions. Sales improved in all three segments, with gains of 20% in Controls, 17% in Flow Control, and 13% in Surface Technologies.

Sales to the commercial markets increased 33% while the defense markets declined 8%. Sales were higher in all commercial markets, led by an 81% increase in the oil and gas market, primarily due to contributions from our acquisitions of Cimarron and Phönix. We also experienced a 49% increase in the general industrial market, primarily due to the acquisitions of Williams Controls, PG Drives and Exlar. Sales to the commercial aerospace market increased 14%, while the power generation market rose 12%. Within the defense markets, we experienced a 16% decline in the aerospace defense market, partially due to lower military helicopter sales, while reduced year-over-year production on various programs led to a decrease of 17% within the ground defense market. These reductions were partially offset by a slight uptick in the naval defense market, which benefited from higher sales of embedded computing products and increased production on the CVN-79 aircraft carrier program compared to the prior year.

Operating Income

Operating income in the second quarter of 2013 was $58 million, an increase of 43% compared to the prior year period, driven by solid increases in all three segments. This growth reflects profitability improvements resulting from the benefits of prior year restructuring and ongoing cost reduction initiatives, as well as favorable contributions from our seven recent acquisitions. In addition, the prior year period was negatively impacted by one-time restructuring costs of $8 million across all three segments, most notably in our Surface Technologies segment. Operating margin of 10.3% increased by 260 basis points over the prior year period, excluding 90 basis points in margin dilution from the seven recent acquisitions.

Within our segments, second quarter 2013 operating income in the Flow Control segment increased 49%, primarily driven by favorable contributions from the Cimarron acquisition and improved profitability in the oil and gas and power generation markets. The Controls segment reported a 17% increase in operating income, primarily based on contributions from the recent acquisitions in the commercial markets, as well as improved overall profitability in the defense business. The Surface Technologies segment produced a strong 148% increase in operating income. Excluding the prior year restructuring charge of approximately $5 million, operating income in this segment increased 32%, driven by higher sales volumes and improved profitability in our coatings businesses, as well as the benefit of previous restructuring initiatives.

Reported segment operating margin, which excludes corporate expenses, was 11.3% in the second quarter, an increase of 220 basis points compared to the prior year quarter. Excluding the effects of recent acquisitions and foreign currency translation, segment operating margin solidly increased 350 basis points to 12.6%.

Non-segment costs increased by approximately $5 million as compared with the prior year period, due to a one-time pension curtailment charge of nearly $3 million resulting from a recent amendment to the Curtiss-Wright pension plan.

Net Earnings

Second quarter net earnings increased 46% from the comparable prior year period, reflecting higher operating income, partially offset by $3 million in higher interest expense as a result of our February 2013 private placement debt offering, which led to higher average debt levels compared to the prior year period. Our effective tax rate for the current quarter was 31.5%, compared to 33.1% in the prior year period, due to the favorable impacts of increased foreign earnings and the first quarter 2013 reinstatement of the research and development tax credit.

Free Cash Flow

Free cash flow was approximately $45 million for the second quarter of 2013, or a $42 million increase compared to the prior year period. This improvement was mainly due to higher cash provided by operating activities driven by higher net income, higher advanced payments and working capital improvements. Capital expenditures were $17 million, $3 million less than the prior year period.

Second Quarter 2013 Segment Performance

Flow Control – Sales for the second quarter of 2013 were $321 million, an increase of $46 million, or 17%, over the comparable prior year period, with the majority of the sales growth coming from our recent acquisitions of Cimarron, Phönix and AP Services serving the power generation and oil and gas markets. Within the power generation market, sales also increased due to solid aftermarket demand and technology upgrades supporting existing nuclear reactors, including sales of our NETCO SNAP-IN® product used in spent fuel management, despite fewer U.S. outages. This sales growth was partially offset by lower revenues on the domestic AP1000 program due to timing, as well as the winding down of production on the China AP1000 program. Sales to the oil and gas market, excluding the acquisitions of Cimarron and Phönix, were up primarily due to higher global Maintenance, Repair and Overhaul (MRO) sales. Declines in the general industrial market were primarily driven by lower orders from our global commercial heating, ventilation, and air conditioning (HVAC) business based on the previously announced customer cancellation. Naval defense sales were down slightly, primarily due to lower year-over-year production decreases across several surface combat ship programs, despite higher CVN-79 Ford class aircraft carrier and CVN-72 refueling sales.

Operating income in the second quarter of 2013 was $28 million, an increase of approximately $9 million, or 49% from the comparable prior year period, while operating margin increased 180 basis points to 8.6%. Second quarter operating income from recent acquisitions contributed nearly $2 million; however the acquisitions were 120 basis points dilutive to operating margin. Excluding the effects of acquisitions, segment operating income increased 39%, while operating margin increased 300 basis points to 9.8% compared to the prior year period. The increase in operating income and operating margin is primarily due to higher profitability in power generation due to improved performance on the AP1000 program, and in the oil and gas market due to strong MRO sales, as well as improvements in operational efficiencies and the benefits of our prior restructuring efforts.

Controls – Sales for the second quarter of 2013 were $217 million, an increase of $36 million, or 20%, over the comparable prior year period, driven by our 2012 acquisitions of Williams Controls, PG Drives and Exlar serving the general industrial market. This led to strong sales growth of 65% in the commercial markets, which more than offset a 10% reduction in sales in the defense markets. Growth in the commercial markets was also driven by a 19% increase in commercial aerospace due to strong organic increases on all major Boeing platforms, continued sales generated by our Emergent Operations facility in support of the Boeing 787 program and solid demand for sensors and controls products. The decline in the defense market was driven by lower year-over-year production revenues across several aerospace defense platforms, most notably for helicopters, as well as reduced production in the ground defense market on the Bradley Fighting Vehicle and for turret drive systems for international customers.

Operating income for the second quarter of 2013 was $27 million, an increase of approximately $4 million, or 17%, compared to the prior year period, while operating margin declined 40 basis points to 12.6%. Second quarter operating income from recent acquisitions contributed nearly $3 million; however the acquisitions were 140 basis points dilutive to operating margin in the second quarter of 2013. Excluding the impact from acquisitions, operating income increased 5% and generated an operating margin of 14.0%, a 100 basis point improvement over the prior year. This growth was primarily driven by the benefits of our cost reduction initiatives and operational improvements implemented in the prior year, most notably within our defense businesses.

Surface Technologies – Sales for the second quarter of 2013 were approximately $80 million, an increase of nearly $9 million, or 13%, compared to the prior year period. The higher sales were driven by solid demand across most major service offerings and markets, most notably for our highly engineered coatings, as well as shot and laser peening services to commercial markets. The 2012 acquisition of Gartner added approximately $7 million to sales in our coatings business during the second quarter, resulting in higher sales to both the oil and gas and general industrial markets. We also experienced 13% growth in the commercial aerospace market for our highly critical shot and laser peening services, as our Surface Technologies business continues to benefit from the continued ramp up in OEM production rates, as well as ongoing support for Rolls-Royce aerospace manufacturing facilities.

Operating income in the second quarter of 2013 was $15 million, an increase of $9 million, or 148% from the comparable prior year period, while operating margin more than doubled to 18.5%. Excluding the effect of the Gartner acquisition, which was approximately 110 basis points dilutive to operating margin, segment operating income increased 142%, while operating margin increased 1,120 basis points to 19.6% compared to the prior year period. These gains were driven by higher sales volumes resulting in favorable absorption of fixed overhead costs, particularly in our coatings business, and by continued improvements in operational efficiency across our operations. This improvement also reflects the benefit of moving past the one-time restructuring costs of $5 million that impacted our prior year results, related to the closure of several underperforming facilities.

Full Year 2013 Guidance

The Company is updating its previously issued full-year 2013 financial guidance as follows:

• Total Sales	$2.48 -- $2.52 billion (no change)
• Operating Income	$232 -- $240 million (previously $229 -- $237 million)
• Interest Expense	$39 -- $40 million (no change)
• Effective Tax Rate	32.00%
• Diluted Earnings Per Share	$2.75 -- $2.85 (previously $2.70 -- $2.80)
• Diluted Shares Outstanding	47.6 million
• Free Cash Flow	$100 -- $110 million (previously $90 -- $100 million)

(Free cash flow is defined as cash flow from operations less capital expenditures and includes estimated payments of approximately $35 million to the Curtiss-Wright Pension Plan and $40 million of interest in 2013.)

Note: A more detailed breakdown of our 2013 guidance by segment and by market can be found on the attached accompanying schedules.

Mr. Benante concluded, "Throughout the past few years, we have been aggressively focused on restructuring and cost reduction initiatives throughout all levels of Curtiss-Wright, continually looking for ways to improve our operating efficiencies and deliver more growth to the bottom line. Our solid second quarter results reflect Curtiss-Wright's ongoing profitability improvements, which led to strong organic margin expansion and growth in earnings per share, despite significantly higher pension and interest costs. In addition, our seven recent acquisitions are performing slightly ahead of plan, and we expect them to continue to deliver solid sales growth and EPS accretion in 2013.

"As a result, we are raising our full year 2013 guidance for operating income, diluted earnings per share, and free cash flow on the expected margin improvements in Controls and Surface Technologies and working capital improvements. Across all three segments, we expect to generate healthy organic margin expansion as we realize the benefits from previous restructuring and cost reduction initiatives.

"Within our end markets, we continue to expect strong sales growth of 30-34% in our commercial markets in 2013, led by acquisitions as well as the benefits from the continued ramp up in commercial aircraft production rates, while the uncertain environment in defense keeps our sales guidance unchanged at flat to down slightly from 2012.

"Overall, the strength and diversification of our business model and the actions we have taken to improve our profitability across all three of our segments are expected to provide solid financial performance for Curtiss-Wright in 2013, as well as solid value for our shareholders for years to come."

Conference Call Information

The Company will host a conference call to discuss the second quarter 2013 results and guidance at 10:00 a.m. EDT on Thursday, August 1, 2013. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s In thousands, except per share data)

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2013	2012	$	%	2013	2012	$	%

Net sales	$ 617,687	$ 526,386	$91,301	17%	$ 1,210,374	$ 1,028,047	$182,327	18%
Cost of sales	416,673	362,379	54,294	15%	825,653	704,766	120,887	17%
Gross profit	201,014	164,007	37,007	23%	384,721	323,281	61,440	19%

Research and development expenses	15,903	15,351	552	4%	33,511	30,698	2,813	9%
Selling expenses	38,900	32,888	6,012	18%	75,696	65,369	10,327	16%
General and administrative expenses	88,423	75,228	13,195	18%	179,700	151,115	28,585	19%

Operating income	57,788	40,540	17,248	43%	95,814	76,099	19,715	26%

Interest expense	(9,332)	(6,526)	(2,806)	(43%)	(17,991)	(13,008)	(4,983)	(38%)
Other income, net	224	130	94	NM	698	232	466	NM

Earnings from continuing operations before income taxes	48,680	34,144	14,536	43%	78,521	63,323	15,198	24%
Provision for income taxes	15,310	11,309	4,001	35%	24,208	20,646	3,562	17%
Earnings from continuing operations	33,370	22,835	10,535	46%	54,313	42,677	11,636	27%

Discontinued operations, net of taxes
Earnings (loss) from discontinued operations	--	--	--	NM	--	3,059	(3,059)	NM
Gain on divestiture	--	(95)	95	NM	--	18,316	(18,316)	NM
Earnings from discontinued operations	--	(95)	95	NM	--	21,375	(21,375)	NM

Net earnings	$ 33,370	$ 22,740	$ 10,630	47%	$ 54,313	$ 64,052	$ (9,739)	(15%)

Basic earnings per share
Earnings from continuing operations	$ 0.71	$ 0.49			$ 1.16	$ 0.91
Earnings from discontinued operations	--	--			--	0.46
Total	$ 0.71	$ 0.49			$ 1.16	$ 1.37

Diluted earnings per share
Earnings from continuing operations	$ 0.70	$ 0.48			$ 1.14	$ 0.90
Earnings from discontinued operations	--	--			--	0.45
Total	$ 0.70	$ 0.48			$ 1.14	$ 1.35

Dividends per share	$ 0.10	$ 0.09			$ 0.19	$ 0.17

Weighted average shares outstanding:
Basic	46,786	46,820			46,700	46,737
Diluted	47,507	47,501			47,478	47,519

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s In thousands, except par value)

	June 30,	December 31,	Change
	2013	2012	%
Assets
Current assets:
Cash and cash equivalents	$ 143,043	$ 112,023	28%
Receivables, net	580,260	578,313	0%
Inventories, net	436,291	397,471	10%
Deferred tax assets, net	50,072	50,760	(1%)
Other current assets	46,027	37,194	24%
Total current assets	1,255,693	1,175,761	7%
Property, plant, and equipment, net	493,400	489,593	1%
Goodwill	1,033,887	1,013,300	2%
Other intangible assets, net	430,545	419,021	3%
Deferred tax assets, net	2,234	1,709	31%
Other assets	13,182	15,204	(13%)
Total assets	$ 3,228,941	$ 3,114,588	4%

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 126,089	$ 128,225	(2%)
Accounts payable	145,995	157,825	(7%)
Dividends payable	4,693	--	100%
Accrued expenses	120,723	131,067	(8%)
Income taxes payable	6,084	7,793	(22%)
Deferred revenue	167,614	171,624	(2%)
Other current liabilities	38,086	43,214	(12%)
Total current liabilities	609,284	639,748	(5%)
Long-term debt	821,893	751,990	9%
Deferred tax liabilities, net	67,660	50,450	34%
Accrued pension and other postretirement benefit costs	222,281	264,047	(16%)
Long-term portion of environmental reserves	15,138	14,905	2%
Other liabilities	108,797	80,856	35%
Total liabilities	1,845,053	1,801,996	2%

Stockholders' equity
Common stock, $1 par value	49,341	49,190	0%
Additional paid in capital	154,599	151,883	2%
Retained earnings	1,306,790	1,261,377	4%
Accumulated other comprehensive loss	(41,607)	(55,508)	25%
Less: cost of treasury stock	(85,235)	(94,350)	(10%)
Total stockholders' equity	1,383,888	1,312,592	5%
Total liabilities and stockholders' equity	$ 3,228,941	$ 3,114,588	4%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Change			Change
	2013	2012	%	2013	2012	%
Sales:
Flow Control	$ 321,045	$ 274,653	17%	$ 631,660	$ 541,444	17%
Controls	216,865	181,090	20%	421,437	346,176	22%
Surface Technologies	79,777	70,643	13%	157,277	140,427	12%

Total sales	$ 617,687	$ 526,386	17%	$ 1,210,374	$ 1,028,047	18%

Operating income (expense):
Flow Control	$ 27,704	$ 18,614	49%	$ 51,838	$ 37,141	40%
Controls	27,425	23,527	17%	39,522	36,456	8%
Surface Technologies	14,735	5,937	148%	26,828	15,793	70%

Total segments	$ 69,864	$ 48,078	45%	$ 118,188	$ 89,390	32%
Corporate and other	(12,076)	(7,538)	(60%)	(22,374)	(13,291)	(68%)

Total operating income	$ 57,788	$ 40,540	43%	$ 95,814	$ 76,099	26%

Operating margins:
Flow Control	8.6%	6.8%		8.2%	6.9%
Controls	12.6%	13.0%		9.4%	10.5%
Surface Technologies	18.5%	8.4%		17.1%	11.2%
Total Curtiss-Wright	9.4%	7.7%		7.9%	7.4%

Segment margins	11.3%	9.1%		9.8%	8.7%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net cash provided by operating activities	$ 61,881	$ 22,959	$ 60,801	$ 18,240
Capital expenditures	(17,116)	(20,549)	(32,126)	(40,716)
Free cash flow (1)	$ 44,765	$ 2,410	$ 28,675	$ (22,476)

Cash conversion (1)	134%	11%	53%	(35%)
(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($ In millions)

	Three Months Ended June 30,
	Flow Control			Controls			Surface Technologies			Corporate & Other			Total Curtiss - Wright
	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg
Sales
Organic	$ 265.1	$ 274.7	(3%)	$ 176.4	$ 181.1	(3%)	$ 73.3	$ 70.6	4%	$ --	$ --		$ 514.9	$ 526.4	(2%)
Incremental (1)	56.3	--		40.4	--		6.6	--		--	--		103.3	--
Foreign Currency Fav (Unfav) (2)	(0.4)	--		--	--		(0.2)	--		--	--		(0.5)	--
Total	$ 321.0	$ 274.7	17%	$ 216.9	$ 181.1	20%	$ 79.8	$ 70.6	13%	$ --	$ --		$ 617.7	$ 526.4	17%

Operating Income
Organic	$ 25.8	$ 18.6	39%	$ 24.5	$ 23.5	4%	$ 14.5	$ 5.9	145%	$ (11.9)	$ (7.5)	(58%)	$ 52.9	$ 40.5	30%
OI Margin %	9.7%	6.8%	290bps	13.9%	13.0%	90bps	19.8%	8.4%	1140bps				10.3%	7.7%	260bps
Incremental (1)	1.8	--		2.7	--		0.4	--		(0.2)	--		4.7	--
Foreign Currency Fav (Unfav) (2)	0.1	--		0.3	--		(0.2)	--		--	--		0.2	--
Total	$ 27.7	$ 18.6	49%	$ 27.4	$ 23.5	17%	$ 14.7	$ 5.9	148%	$ (12.1)	$ (7.5)	(60%)	$ 57.8	$ 40.5	43%
OI Margin %	8.6%	6.8%	180bps	12.6%	13.0%	-40bps	18.5%	8.4%	1010bps				9.4%	7.7%	170bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested businesses are removed from the comparable prior year period for purposes of calculating organic results. The remaining businesses are referred to as organic.
(2) Organic results exclude the effects of current period foreign currency translation.

Note: Amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION
2013 Earnings Guidance - As of May 1, 2013
($'s In millions, except per share data)

	2012	2013 Guidance
	Actual	Low	High
Sales:
Flow Control	$ 1,095	$ 1,300	$ 1,320
Controls	727	865	875
Surface Technologies	276	315	325
Total sales	$ 2,098	$ 2,480	$ 2,520

Operating income:
Flow Control	$ 79	$ 116	$ 119
Controls	87	103	106
Surface Technologies	27	53	55
Total segments	$ 193	$ 272	$ 280
Corporate and other	(31)	(40)	(40)
Total operating income	$ 161	$ 232	$ 240

Interest expense	$ (26)	$ (39)	$ (40)
Earnings before income taxes	135	192	199
Provision for income taxes	(43)	(62)	(64)
Net earnings	$ 92	$ 131	$ 136

Reported diluted earnings per share	$ 1.95	$ 2.75	$ 2.85
Diluted shares outstanding	47.4	47.6	47.6
Effective tax rate	31.8%	32.0%	32.0%

Operating margins:
Flow Control	7.2%	8.9%	9.0%
Controls	11.9%	11.9%	12.1%
Surface Technologies	10.0%	16.8%	16.9%
Total operating margin	7.7%	9.3%	9.5%

Notes: Full year amounts may not add due to rounding. All data presented on a continuing operations basis

CURTISS-WRIGHT CORPORATION
2013 Earnings Guidance - As of May 1, 2013

	2013 Guidance % Change
	Low	High

Defense Markets
Aerospace	(9%)	(13%)
Ground	(15%)	(19%)
Navy	7%	11%
Total Defense Including Other Defense	(4%)	0%

Commercial Markets
Commercial Aerospace	10%	14%
Oil and Gas	70%	74%
Power Generation	3%	7%
General Industrial	62%	66%
Total Commercial	30%	34%

Total Curtiss-Wright	18%	20%

Note: Full year amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical-function products, systems and services in the areas of flow control, motion control and surface treatment technologies to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation and prides itself on long-standing customer relationships. The company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com